Exhibit 10.89.3

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of November 30, 2010 by and among ENDO PHARMACEUTICALS HOLDINGS INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower listed on the signature pages hereto (together with the Borrower, the “Initial Grantors,” and together with any additional Material Domestic Subsidiaries, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time, in accordance with the terms of the Credit Agreement (as defined below), by executing a Supplement to Pledge and Security Agreement hereto in substantially the form of Annex I, the “Grantors”), and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties (as defined in the Credit Agreement identified below).

PRELIMINARY STATEMENT

The Borrower, the Administrative Agent and the Lenders are entering into a Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.2. Terms Defined in the Credit Agreement. All capitalized terms used herein and not otherwise defined herein or in the UCC shall have the meanings assigned to such terms in the Credit Agreement.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Pledged Deposits, Supporting Obligations and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; provided that Collateral shall exclude Excluded Assets.

“Commercial Tort Claims” means those certain currently existing commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all extensions of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and Control of all deposits and balances held in a deposit account maintained by any Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means (i) Payroll Accounts, (ii) Deposit Accounts consisting of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Grantor in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any of the Loan Parties, (iii) Deposit Accounts consisting of amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (iv) any Deposit Account the maximum daily balance of which does not exceed $50,000 individually, or in the aggregate, together with the maximum daily balance of all such other Deposit Accounts excluded pursuant to this definition at any time, $250,000.

“Excluded Assets” means “Excluded Assets” as defined in the Credit Agreement; provided, however, that all Equity Interests described on Exhibit “C” hereto shall not constitute Excluded Assets.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC, including, without limitation, payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licensed IP” means any Intellectual Property owned by a Grantor that is (a) not necessary or useful (or, to the extent such Intellectual Property has previously been necessary or useful, is no longer necessary or useful) in any material respect in the conduct of the business of such Grantor and (b) is Exclusively Licensed in the ordinary course of business to a Person (which is not an Affiliate of the Borrower) under the terms of a license agreement that are fair and reasonable to such Grantor (as determined in the reasonable good faith judgment of the Board of Directors of such Grantor).

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Other Collateral” means any property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Fixtures, Farm Products, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations and Trademarks, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all real and personal property of the Grantors.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Payroll Account” means any Deposit Account of a Grantor that is used by such Grantor solely as a payroll account for the employees of such Grantor.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade styles, trade dress and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an outright assignment of intellectual property rights owned by the Grantors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Administrative Agent and the Secured Parties, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Supplement to Pledge and Security Agreement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Supplement to Pledge and Security Agreement), that:

3.1. Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement have been duly authorized by proper corporate, limited liability company, limited partnership or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “D”, the Administrative Agent will have a fully perfected first priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing of a financing statement under the UCC, subject only to Liens permitted under Section 4.1.6 hereof.

3.2. Conflicting Laws and Contracts. Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (i) violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Grantor or any order of any Governmental Authority, or (ii) violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon such Grantor or its assets, or give rise to a right thereunder to require any payment to be made by such Grantor, or (iii) result in the creation or imposition of any Lien on any asset of such Grantor, other than Liens created under the Loan Documents.

3.3. Principal Location. As of the Effective Date, such Grantor’s location of its chief executive office is disclosed in Exhibit “A”.

3.4. No Other Names; Etc. Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any name, changed its jurisdiction of formation, merged with or into or consolidated with any other Person, except as disclosed in Exhibit “A”. The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.5. Filing Requirements. As of the Effective Date, none of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Grantor and described in Exhibit “B”.

3.6. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

3.7. Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization. As of the Effective Date, such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number are, listed in Exhibit “F”.

3.8. Pledged Securities and Other Investment Property. As of the Effective Date, Exhibit “C” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral and delivered to the Administrative Agent. Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed in Exhibit “C” as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties hereunder or as permitted by Section 6.02 of the Credit Agreement. Each Grantor further represents and warrants that (i) with respect to any certificates delivered to the Administrative Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the UCC of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible and (ii) to the extent requested by the Administrative Agent, all such Pledged Collateral held by a securities intermediary is covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control.

3.9. Intellectual Property.

3.9.1 Exhibit “B” contains a complete and accurate listing (but only in all material respects with respect to state and foreign Intellectual Property) as of the Effective Date of all (A) applications and registrations for Intellectual Property owned by each of the Grantors, including, but not limited to the following: (i) state, U.S. and foreign trademark registrations and applications for trademark registration, (ii) U.S. and foreign patents and patent applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign copyright registrations and applications for registration, (iv) foreign industrial design registrations and industrial design applications and (v) domain names and (B) Licenses for all forms of Intellectual Property described in clauses (A)(i)-(iii) above that are owned by a third party and licensed to the Grantors or otherwise used by the Grantors under contract that are material to the business of the Grantors other than off-the-shelf software and software subject to shrink-wrap, click-wrap and other generally commercially available licenses, and the names of any Person who has been granted rights in respect thereof outside of the ordinary course of business. With respect to the Intellectual Property set forth in clauses (A)(i)-(iii) above, all of the U.S. registrations, applications for registration or applications for issuance are recorded or are in the process of being recorded in the name of the applicable Grantor.

3.9.2 Such registered Intellectual Property is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be reasonably expected to result in a Material Adverse Effect.

3.9.3 As of the Effective Date, except as disclosed in Exhibit “B” and as would not be material, (i) no Person other than the respective Grantor has any right or interest of any kind or nature in or to the Intellectual Property set forth in Sections 3.9.1(A)(i) through 3.9.1(A)(v), including any right to sell, license, lease, transfer, distribute, use or otherwise exploit such Intellectual Property or any portion thereof outside of the ordinary course (including licenses and other grants made in the ordinary course) of the respective Grantor’s business and (ii) each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, the Intellectual Property set forth in Sections 3.9.1(A)(i) through 3.9.1(A)(v).

3.9.4 Each Grantor has taken or caused to be taken reasonable steps so that none of its material Intellectual Property, the value of which to the Grantors is contingent upon maintenance of the confidentiality thereof, has been disclosed by such Grantor to any Person other than employees, contractors, customers, representatives, agents of the Grantors and other Persons, in each case who are parties to customary confidentiality and nondisclosure agreements or obligations with the Grantors.

3.9.5 To each Grantor’s knowledge, no Person is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Intellectual Property or is breaching any duty or obligation owed to the Grantors in respect of the Intellectual Property except where those violations, infringements or breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.9.6 No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor, or to any Grantor’s knowledge, to which any Grantor is bound, that adversely affects its rights to own or use its Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.9.7 No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any of its Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there is no valid basis upon which such a challenge reasonably could be made.

3.9.8 Each Grantor owns directly or is entitled to use, by license or otherwise, all Intellectual Property necessary for the conduct of such Grantor’s business.

3.9.9 Each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all trademarks and has taken commercially reasonable action necessary to insure that all licensees of the trademarks owned or licensed by such Grantor use such adequate standards of quality, except where the failure to use adequate standards of quality could not reasonably be expected to result in a Material Adverse Effect.

3.9.10 The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Grantors’ rights in their material Intellectual Property.

3.10. Deposit Accounts and Securities Accounts. As of the Effective Date, all of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit “G” (such Exhibit to be supplemented from time to time in accordance with Section 4.11).

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Supplement to Pledge and Security Agreement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Supplement to Pledge and Security Agreement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1. General.

4.1.1 Inspection. Each Grantor will permit any representatives designated by the Administrative Agent or any Secured Party (pursuant to a request made through the Administrative Agent), at reasonable times upon reasonable prior notice (but not more than once annually if no Event of Default shall exist), (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), and all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Secured Party in connection with this Section 4.1.1 shall be at such Grantor’s expense.

4.1.2 Taxes. Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3 Records and Reports. Each Grantor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Grantor, and furnish to the Administrative Agent, with sufficient copies for each of the Secured Parties, such reports relating to the Collateral as the Administrative Agent shall from time to time reasonably request; provided that unless an Event of Default has occurred and is continuing, such request may be made by the Administrative Agent no more than once per calendar quarter.

4.1.4 Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 6.02 of the Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.” Each Grantor will take any and all actions necessary to defend title to any material portion of the Collateral owned by such Grantor against all persons and to defend the security interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5 Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except dispositions specifically permitted pursuant to Section 6.03 of the Credit Agreement.

4.1.6 Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 6.02 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

4.1.7 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will:

(i)	preserve its existence and corporate structure as in effect on the Effective Date; and

(ii)	not change its jurisdiction of organization,

unless, in each such case, such Grantor shall have given the Administrative Agent not less than fifteen (15) days’ prior written notice of such event or occurrence (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion).

4.1.8 Other Financing Statements. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2. Receivables.

4.2.1 Certain Agreements on Receivables. During the occurrence and continuation of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof. Prior to the occurrence and continuation of an Event of Default under Article VII(a), (b), (h) and (j) of the Credit Agreement, such Grantor may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.2 Collection of Receivables. Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3 Delivery of Invoices. Each Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence of an Event of Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.3. Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Grantor will (i) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities (to the extent certificated) and Instruments (to the extent in possession of such Grantor) constituting a material portion of the Collateral (if any then exist and to the extent in excess of $250,000, individually or in the aggregate), (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper, Securities and Instruments constituting a material portion of the Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral.

4.4. Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. To the extent requested by the Administrative Agent, each Grantor will, with respect to Investment Property constituting Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.5. Stock and Other Ownership Interests.

4.5.1 Registration of Pledged Securities and other Investment Property. Each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the

Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.5.2 Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral.

4.6. Deposit Accounts. To the extent requested by the Administrative Agent, Grantor will (i) upon the Administrative Agent’s request, cause each bank or other financial institution in which it maintains (a) a Deposit Account (other than Excluded Accounts) to enter into a control agreement with the Administrative Agent, by such time as is reasonably requested by the Administrative Agent and in form and substance satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and by such time as is reasonably requested by the Administrative Agent and (ii) upon the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, promptly deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Administrative Agent, transferring dominion and control over each such other deposit to the Administrative Agent until such time as no Event of Default exists. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.7. Letter-of-Credit Rights. Each Grantor will, upon the Administrative Agent’s request, cause each issuer of a letter of credit in an amount individually or in the aggregate in excess of $250,000, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.8. Federal, State or Municipal Claims. Each Grantor will notify the Administrative Agent of any Collateral owned by such Grantor which constitutes a claim in excess of $1,000,000 against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.9. Intellectual Property.

4.9.1 If, after the date hereof, any Grantor obtains ownership rights to, including, but not limited to filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of (other than registration of an intent to use a Trademark), any new patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Exhibit “B”, then such Grantor shall give the Administrative Agent notice thereof, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement. Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence any Secured Party’s security interest in such new application or registration in a form appropriate for recording in the applicable federal office. Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Exhibit “B” to include any future

Patents, Trademarks and/or Copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Exhibit “B” a description of such future Patents, Trademarks and/or Copyrights.

4.9.2 As of the Effective Date, no Grantor has any interest in, or title to, any applications or registrations for Copyrights, Licenses, applications for or issued Patents or applications or registrations for Trademarks except as set forth in Exhibit “B”. This Agreement is effective to create a valid and continuing Lien on such Copyrights, Licenses, Patents and Trademarks and, upon filing of the Confirmatory Grant of Security Interest in Copyrights with the United States Copyright Office and filing of the Confirmatory Grant of Security Interest in Patents with the United States Patent and Trademark Office, the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto and the bringing up to date of record ownership thereof, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s material Patents, Trademarks or Copyrights has been taken.

4.10. Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim having a value reasonably believed by such Grantor to be, individually or in the aggregate, in excess of $250,000 belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims reasonably believed by such Grantor to be, individually or in the aggregate, in excess of $250,000 as of the Effective Date, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly. Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

4.11. Updating of Exhibits to Security Agreement. The Company will provide to the Administrative Agent, concurrently with the delivery of the certificate of a Financial Officer of the Company as required by Section 5.01(c) of the Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, the Borrower shall indicate that there has been “no change” to the applicable Exhibit(s)).

ARTICLE V

DEFAULT

5.1. Acceleration and Remedies.

5.1.1 Upon the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, the Obligations under the Credit Agreement and, to the extent provided for under the Swap Agreements and the Banking Services Agreements evidencing the same, the Swap Obligations and the Banking Services Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

(i)	Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Secured Parties prior to a Default.

(ii)	Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)	Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)	Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)	Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

5.1.2 The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.1.3 The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.1.4 Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

5.1.5 Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.1.6 Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.1.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2. Grantors’ Obligations Upon Event of Default. Upon the request of the Administrative Agent after the occurrence of an Event of Default, each Grantor will:

5.2.1 Assembly of Collateral. Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

5.2.2 Secured Party Access. Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.2.3 Prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may specify.

5.2.4 Take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.3. License. The Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit, to the extent not in violation of any agreements thereto. In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, sell any of such Grantor’s Collateral directly to any person, including without limitation persons who have previously purchased such Grantor’s Collateral from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Collateral which bears any trademark owned by or licensed to such Grantor and any Collateral that is covered by any copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Collateral as provided herein; provided that the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary to maintain the validity and enforceability of such trademarks. Each Grantor’s rights of quality control and inspection shall not be unreasonably asserted so long as the Administrative Agent (or its licensee or agent) maintains quality control standards at least as high as those maintained by the such Grantor prior to the occurrence of an Event for Default.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Material Domestic Subsidiary as a Grantor hereunder by execution of a Supplement to Pledge and Security Agreement in the form of Annex I (with such modifications as shall be reasonably acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Secured Parties until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1. Lockboxes. Upon request of the Administrative Agent after the occurrence of an Event of Default, each Grantor shall execute and deliver to the Administrative Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2. Collection of Receivables. The Administrative Agent may at any time after the occurrence of an Event of Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Secured Parties. In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent. Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3. Special Collateral Account. The Administrative Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. The Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations then due.

7.4. Application of Proceeds. The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations as provided under Section 2.18 of the Credit Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Administrative Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5. Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) after the occurrence and during the continuance of an Event of Default, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) after the occurrence and during the continuance of an Event of Default, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) after the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.6. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.3, 5.2, or 8.8 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7. Use and Possession of Certain Premises. Upon the occurrence of an Event of Default and the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Secured Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

8.11. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by a Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Administrative Agent for any and all reasonable out-of-pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) any and all commitments to extend credit under the Loan Documents have terminated, and the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been paid in cash and in full (or with respect to any outstanding Letters of Credit, such Letter of Credit has been Cash Collateralized or a backup Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Secured Parties which would give rise to any Obligations are outstanding.

8.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings among the Grantors and the Administrative Agent relating to the Collateral.

8.16. Governing Law; Jurisdiction; Waiver of Jury Trial.

8.16.1 THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.16.2 Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.16.3 Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.4 Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement, and each of the Grantors hereby appoints the Borrower as its agent for service of process. Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

8.16.5 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17. Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent, the Secured Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but excluding any Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of this Security Agreement or any other Loan Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Secured Parties or any Grantor, and any claim for patent, trademark or copyright infringement); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.

8.18. Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.19. Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

8.20. Licensed IP.

8.20.1 With respect to licensed Intellectual Property that has been licensed by a Grantor prior to the Effective Date and the terms of the applicable license agreement related thereto provide a limitation that such Grantor shall not assign, transfer, encumber or grant rights in or with respect to such licensed Intellectual Property inconsistent with the rights granted to the licensee under such license agreement (or a similar limitation), the parties hereto acknowledge and agree that, notwithstanding anything in this Agreement or any other Loan Documents to the contrary, nothing in this Agreement or the other Loan Documents shall grant in favor of the Administrative Agent or any other Secured Party any rights or remedies that disturb, diminish or interfere with the rights of such licensee with respect to such licensed Intellectual Property under such license agreement; provided that nothing contained in this Section 8.20.1 shall limit the right of the Administrative Agent or any other Secured Party (i) to commence or maintain any action or proceeding against such Grantor in connection with such Grantor’s failure to comply with this Agreement or the other Loan Documents or (ii) upon the occurrence and during the continuation of an Event of Default, to exercise the rights of such Grantor under such license agreements.

8.20.2 In the event that, after the Effective Date, (i) any Grantor wishes to Exclusively License any Intellectual Property pursuant to which such Intellectual Property could qualify as Licensed IP and (ii) the proposed licensee under such Exclusive License arrangement requires, as a condition or requirement to such arrangement, that the Administrative Agent enter into a non-disturbance agreement (or similar agreement), the Administrative Agent hereby agrees to negotiate in good faith with such Grantor and licensee to enter into a non-disturbance agreement in the form attached as Exhibit “H” hereto (with such modifications thereto as are acceptable in the reasonable judgment of the Administrative Agent).

8.20.3 With respect to Intellectual Property that has been exclusively licensed to a Grantor, such Grantor: (i) agrees to promptly (but no later than within 14 days after the Effective Date (or such later date as is agreed to by the Administrative Agent) with respect to licensed Intellectual Property that has been licensed prior to the Effective Date) (a) provide copies of the license agreements related thereto to the Administrative Agent and (b) cause such license agreements to be filed with the applicable federal office in the United States and (ii) authorizes the Administrative Agent to record its security interest with respect to such license agreement in such office.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 9.01 of the Credit Agreement. Any notice delivered to the Borrower shall be deemed to have been delivered to all of the Grantors.

9.2. Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Secured Parties hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

ENDO PHARMACEUTICALS HOLDINGS INC., as a Grantor		GENERICS INTERNATIONAL (US), INC., as a Grantor

By:	/s/ Alan G. Levin	By:	/s/ Alan G. Levin

Name:	Alan G. Levin	Name:	Alan G. Levin

Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

ENDO PHARMACEUTICALS VALERA INC., as a Grantor		HEALTHTRONICS, INC., as a Grantor

By:	/s/ Alan G. Levin	By:	/s/ James Whittenburg

Name:	Alan G. Levin	Name:	James Whittenburg

Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

ENDO PHARMACEUTICALS SOLUTIONS INC., as a Grantor		ENDO PHARMACEUTICALS INC., as a Grantor

By:	/s/ Alan G. Levin	By:	/s/ Alan G. Levin

Name:	Alan G. Levin	Name:	Alan G. Levin

Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

PENWEST PHARMACEUTICALS CO., as a Grantor

By:	/s/ Alan G. Levin

Name:	Alan G. Levin

Title:	Executive Vice President and Chief Financial Officer

Signature Page to Pledge and Security Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Deborah R. Winkler

Name:	Deborah R. Winkler

Title:	Vice President

Signature Page to Pledge and Security Agreement

EXHIBIT “H”

(See Section 8.20 of Security Agreement)

FORM OF NON-DISTURBANCE AGREEMENT

NON-DISTURBANCE AGREEMENT

This Non-Disturbance Agreement (“Agreement”) is entered into as of [________________] (the “Effective Date”) by and among [Name of Licensee] a [__________ corporation] and having a principal place of business at [________________] (“Licensee”), Endo Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware, United States, and having a principal place of business at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317, United States (“Endo”), and JPMorgan Chase Bank, N.A. in its capacity as administrative agent (“Agent”) under the Credit Agreement referred to below. All capitalized terms used but not defined in this Agreement have the same meanings given such terms in the Subject Agreement (as defined below). In this Agreement, “Reservations” means all limitations on enforcement by applicable laws relating to insolvency, reorganisation and other applicable laws generally affecting the rights of creditors and all actions taken by, and orders issued by, courts or court-appointed administrators involved in insolvency or reorganization proceedings concerning Endo and the Endo Intellectual Property (as defined below).

WHEREAS, Licensee and Endo entered into a [AGREEMENT TITLE TO COME] effective ________, attached hereto as Exhibit A (the “Subject Agreement”) pursuant to which Endo granted to Licensee certain rights and licenses under certain of its intellectual property as set forth in the Subject Agreement (“Endo Intellectual Property”) to [TO COME] (the “License Rights”);

WHEREAS, Endo Pharmaceuticals Holdings Inc. (the parent company of Endo), as borrower (“Holdings”), the lenders from time to time party thereto and Agent, are parties to that certain Credit Agreement, dated as of November 30, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to that certain Guaranty, dated as of November 30, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “Guaranty”), Endo and certain of Holdings’ other subsidiaries (the “Subsidiary Guarantors”) have guaranteed the obligations of Holdings under the Credit Agreement.

WHEREAS, in order to secure their obligations under the Credit Agreement and the Guaranty, Holdings and the Subsidiary Guarantors have granted in favor of Agent, for the benefit of the Secured Parties (as defined in the Credit Agreement), a security interest in all of their rights, title and interest in and to substantially all of their personal property, including the Endo Intellectual Property and Endo’s rights under the Subject Agreement, pursuant to that certain Pledge and Security Agreement, dated as of November 30, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Endo and Licensee have requested that Agent agree not to disturb Licensee’s License Rights in the event that Agent exercises any or all of its rights and remedies under the Credit Agreement, Guaranty or Security Agreement or applicable law with respect to the Endo Intellectual Property or the License Rights (an “Enforcement Action”); provided that Licensee is not then in breach in any material respect of its obligations under the Subject Agreement after any notice and cure period, if any, provided therein; and

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WHEREAS, Agent has agreed to execute and deliver this Agreement to effect such non-disturbance of Licensee’s License Rights on and subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Acknowledgements and Agreements.

(a) Licensee acknowledges that the Endo Intellectual Property and Subject Agreement constitutes “Collateral” under and as defined in the Security Agreement and hereby consents thereto. In the event that Agent notifies Licensee of the exercise of Agent’s rights and remedies under the Credit Agreement and/or the Security Agreement to such Collateral and requests Licensee to render performance of its obligations under the Subject Agreement to Agent or any Foreclosure Purchaser (as defined below), Licensee shall render such performance directly to Agent (or its nominee), the relevant Foreclosure Purchaser or as Agent may otherwise request. Licensee shall be entitled to rely on the notices and demands given by Agent under this Section 1, and Endo agrees to release, indemnify, hold harmless and defend Licensee from and against any and all loss, claim, damage or liability (including reasonable attorney’s fees) arising out of Licensee’s compliance with such notice or demand, except if such loss is related to Licensee’s noncompliance with the Subject Agreement.

(b) Agent acknowledges and agrees that it shall not take any action pursuant to the Credit Agreement, the Security Agreement or any other related documents with respect to the Endo Intellectual Property or the Subject Agreement in any manner that would disturb, diminish or interfere with the rights of Licensee under the Subject Agreement (including without limitation the License Rights) so long as Licensee is not in breach in any material respect of any of its obligations under the Subject Agreement (after the expiration of any grace or cure period); provided that nothing in this clause (b) shall limit or restrict Agent’s right to take any Enforcement Action with respect to the Endo Intellectual Property or the License Rights in accordance with Section 2 below or with respect to any other assets of Endo, Holdings or their relevant subsidiaries.

2. Foreclosure.

(a) In the absence of an Insolvency Proceeding (as defined below), in the event Agent takes any Enforcement Action, so long as Licensee complies with this Agreement and is not in breach in any material respect of any of its obligations under the Subject Agreement (after the expiration of any grace or cure period), (i) Agent agrees that the Subject Agreement shall continue in effect in accordance with its terms between Endo and Licensee prior to any sale, transfer or other disposition of the Subject Agreement (other than to Agent) in connection with such Enforcement Action and (ii) if and to the extent that Agent causes or approves the sale or transfer of the Endo Intellectual Property, Agent agrees that any purchaser or acquirer of the Endo Intellectual Property (a “Foreclosure Purchaser”) shall acquire the Endo Intellectual Property subject to the Subject Agreement (it being understood and agreed that Agent may terminate the Subject Agreement in the event the Licensee is in breach in any material respect of any of its obligations thereunder) or, to the extent that the Subject Agreement is extinguished as a result of such Enforcement Action, whether pursuant to applicable law or otherwise, Agent shall not assert any objection to a new license agreement being put into effect between the Foreclosure Purchaser and Licensee, with substantially the same provisions as contained in the Subject Agreement.

2

For purposes hereof, “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

(b) After the commencement of an Insolvency Proceeding against Endo or any of the Subsidiary Guarantors, so long as Licensee complies with this Agreement and is not in breach in any material respect of any of its obligations under the Subject Agreement (after the expiration of any grace or cure period), (i) Agent shall not any take any action the effect of which is to cause the Subject Agreement to no longer continue in effect in accordance with its terms between Endo and Licensee, (ii) if the Endo Intellectual Property is sold, transferred or otherwise disposed of, whether pursuant to an order of a bankruptcy court or otherwise, Agent shall not take any action the effect of which is to cause the Subject Agreement to no longer continue in effect in accordance with its terms after giving effect to such sale, transfer or disposition.

(c) For the avoidance of doubt, (i) nothing in this Section 2 shall be construed to limit Licensee’s License Rights so long as Licensee complies with this Agreement and is not in breach in any material respect of its obligations under the Subject Agreement after any notice and cure period provided in the Subject Agreement, and (ii) until the acquisition by Agent of title to the Endo Intellectual Property after the occurrence of a Enforcement Action or Insolvency Proceeding, nothing in this Section 2 shall require Agent itself to become party to or otherwise undertake any liabilities or other obligations under or in relation to the Subject Agreement.

(d) Endo shall (i) promptly on demand reimburse Agent for the amount of all out-of-pocket costs and expenses reasonably incurred by Agent to comply with the obligations under this Agreement, and (ii) indemnify and hold harmless Indemnified Persons against any losses, claims, damages, liabilities and expenses (including reasonable attorneys fees) incurred by such party to the extent arising from this Agreement or the compliance with the obligations of Agent under this Agreement. Endo and Licensee shall have no liability under the preceding provisions of this Section 2(d) to Agent (x) to the extent that any costs, expenses, losses, claims, damages, liabilities and expenses are determined by a court of competent jurisdiction to have resulted from any Indemnified Person’s gross negligence or willful misconduct, (y) for any special, consequential or exemplary damages, including without limitation loss of anticipated profits and (z) from and after the date that Endo or Licensee waives compliance by Agent with this Agreement. “Indemnified Person” means Agent and Agent’s affiliates and the respective directors, officers, employees, agents and advisors of Agent and Agent’s affiliates.

3. Mutual Representations, Warranties and Covenants. Each of Licensee and Endo represents, warrants and covenants to each of the other parties as follows:

(a) Corporate Existence and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate or limited liability company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement

3

has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It has not entered, and shall not enter, into any agreement with any third party that is in conflict with the rights granted to each other party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to each other party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to each other party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

(d) Security Interest. Endo has not granted and will not grant to Licensee, and Licensee has not taken and will not take, a security interest in the Endo Intellectual Property.

4. Miscellaneous.

(a) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b) Governing Law. This Agreement shall be governed by and interpreted under, and any court action or alternative dispute proceeding pursuant to this Agreement shall apply, New York law excluding its conflicts of laws principles.

(c) Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the enforceability of such provision in any other jurisdiction.

(d) Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions of this Agreement.

(e) Notices. Any notice required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and shall be deemed to have been delivered (a) upon personal delivery or (b) the third business day next following deposit with a reputable courier, as follows (or at such other addresses as may have been furnished in writing by one of the Parties to the other as provided in this Section 4(e)):

For Endo: Endo Pharmaceuticals Inc. 100 Endo Boulevard Chadds Ford, Pennsylvania 19317 United States Attention: President & CEO With a copy to: [ ]	For Licensee: [ ]

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For Agent: JPMorgan Chase Bank, N.A., as administrative agent 270 Park Avenue New York, New York 10017 Attention:

(f) Entire Agreement. This Agreement, together with all exhibits, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter of this Agreement.

(g) Assignment. If and to the extent that Endo assigns the Subject Agreement, or any of its rights thereunder, in accordance with the Subject Agreement, it may and shall assign (and/or novate, if applicable) immediately to such assignee all of its corresponding rights and obligations under this Agreement. If and to the extent that Licensee assigns the Subject Agreement, or any of its rights thereunder, in accordance with the Subject Agreement, it may and shall assign (and/or novate, if applicable) immediately to such assignee all of its corresponding rights and obligations under this Agreement. If and to the extent that Agent assigns the Credit Agreement, or any of its rights thereunder, or is succeeded in interest thereunder, it may and shall assign (and/or novate, if applicable) immediately to such assignee or successor all of its corresponding rights and obligations under this Agreement. Except as expressly provided above, no party to this Agreement shall have the right to assign this Agreement, nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior written consent of each other party, which shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement in breach of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and each of their successors and permitted assigns.

(h) Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement shall in any way be effective unless the same shall be in writing and signed by Endo, Licensee and Agent. Furthermore, Endo and Licensee agree that, during the occurrence and continuation of an Event of Default (as defined in the Credit Agreement), they shall not, without the prior written consent of Agent, modify, alter, terminate or amend the terms of the Subject Agreement in any way that (i) materially decreases any payment obligations of Licensee to Endo or (ii) otherwise materially and adversely affects the payment of amounts owed to Endo under the Subject Agreement.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Non-Disturbance Agreement as of the date first written above.

[LICENSEE]

By:
Name:

Its:

ENDO PHARMACEUTICALS INC.

By:
Name:

Title:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

By:
Name:

Title:

6

EXHIBIT A

[SUBJECT AGREEMENT]

7

ANNEX I

SUPPLEMENT

to

PLEDGE AND

SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of November 30, 2010, made by each of ENDO PHARMACEUTICALS HOLDINGS INC., a Delaware corporation (the “Borrower”) and the other Subsidiaries of the Borrower listed on the signature pages thereto (together with the Borrower, the “Initial Grantors”, and together with any additional Subsidiaries, including the undersigned, which become parties thereto by executing a Supplement to Pledge and Security Agreement in substantially the form hereof, the “Grantors”), in favor of the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [_________________] [corporation/limited liability company/limited partnership] (the “New Grantor”) agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. The New Grantor hereby pledges and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an outright assignment of intellectual property rights owned by the New Grantor.

By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all respects as of the date hereof. The New Grantor represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all respects and that such supplements set forth all information required to be scheduled under the Agreement with respect to the New Grantor. The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Administrative Agent, a first-priority security interest in and lien against the New Grantor’s Collateral.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Annex I counterpart to the Agreement as of this ___________ day of ____________, 20___.

[NAME OF NEW GRANTOR]

By:

Title:

1

EXHIBIT “A”

(See Sections 3.3 and 3.4 of Security Agreement)

Prior names, jurisdiction of formation, place of business (if Grantor has only one place of business), chief executive office (if Grantor has more than one place of business), mergers and mailing address:

Grantor	Prior Name	Jurisdiction	Principal Place of Business	Chief Executive Office / Mailing Address	Significant Mergers or Acquisitions
Endo Pharmaceuticals Holdings Inc.	N/A	Delaware	US	100 Endo Boulevard Chadds Ford, PA 19317	N/A
Endo Pharmaceuticals Inc.	N/A	Delaware	US	100 Endo Boulevard Chadds Ford, PA 19317

Acquisition of RxKinetix, Inc. on 10/12/2006.

Acquisition of Indevus Pharmaceuticals, Inc. on 3/23/2009

Acquisition of HealthTronics, Inc. on 7/12/2010

Acquisition of Penwest Pharmaceuticals Co. on 11/4/2010

Endo Pharmaceuticals Solutions Inc.	Indevus Pharmaceuticals Inc.	Delaware	US	100 Endo Boulevard Chadds Ford, PA 19317	Acquisition of Valera Pharmaceuticals, Inc. on 4/18/2007
Endo Pharmaceuticals Valera Inc.	Valera Pharmaceuticals Inc.	Delaware	US	100 Endo Boulevard Chadds Ford, PA 19317 / 8 Clarke Drive Cranbury, NJ 08512	N/A
HealthTronics, Inc.	N/A	Georgia	US	9825 Spectrum Drive Bldg 3 Austin, TX 78717	See attached.
Generics International (US), Inc.[1]	N/A	Delaware	US	120, 130, 150 Vintage Drive Huntsville, AL 35811	N/A
Penwest Pharmaceuticals Co.	Edward Mendall Co., Inc.	Washington	US	100 Endo Boulevard Chadds Ford, PA 19317	N/A

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Pending closing of Qualitest acquisition pursuant to the Stock Purchase Agreement by and among Endo Pharmaceuticals Inc., Endo Pharmaceuticals Holdings Inc., Generics International (US Parent) Inc. and Apax Quartz (Cayman) L.P. dated as of September 28, 2010 (“SPA”).

EXHIBIT “B”

(See Sections 3.5 and 3.9 of Security Agreement)

Patents, copyrights and trademarks protected under federal law:

Patents

See attached.

Copyrights

See attached.

Trademarks

See attached.

2

EXHIBIT “C”

List of Pledged Securities

(See Section 3.8 of Security Agreement)

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Class of Shares
Endo Pharmaceuticals Holdings Inc.	Endo Pharmaceuticals Inc.	7	1,000	Common

Endo Pharmaceuticals Holdings Inc.	HealthTronics, Inc.	1	1	Common

Endo Pharmaceuticals Inc.	Endo Pharma Canada Inc.	C-2	65	Common

Endo Pharmaceuticals Inc.	Endo Pharma Ireland Limited	2	16,250	Common

Endo Pharmaceuticals Inc.	Endo Pharmaceuticals Solutions Inc.	1	1	Common

Endo Pharmaceuticals Inc.	Penwest Pharmaceuticals Co.	1	1,000	Common

Endo Pharmaceuticals Inc.	Generics International (US Parent), Inc.[2]	2	1,000	Common

Endo Pharmaceuticals Solutions Inc.	IPI Management Corp.	1	1,000	Common

Endo Pharmaceuticals Solutions Inc.	Endo Pharmaceuticals Valera Inc.	1	1,000	Common

Endo Pharmaceuticals Solutions Inc.	Ledgemont Royalty Sub LLC	1	100	LLC Units

HealthTronics, Inc.	Surgicenter Management, Inc.	1	1,000	Common

HealthTronics, Inc.	Prime Medical Operating, Inc.	2	1,000	Common

HealthTronics, Inc.	Ocean Radiation Therapy, Inc.	1	1,000	Common

HealthTronics, Inc.	Lithotripters, Inc.	31	40,000	Common

[2]	Pledge of Generics International (US Parent), Inc. pending closing of Qualitest Acquisition pursuant to the SPA.

HealthTronics, Inc.	Medstone International, Inc.	5	1,000	Common

HealthTronics, Inc.	Litho Management, Inc.	11	1,000	Common

HealthTronics, Inc.	Healthtronics Laboratory Solutions, Inc.	1	90	Common

		3	350

		6	35

HealthTronics, Inc.	Florida Lithology No. 2, Inc.	1	1,000	Common

HealthTronics, Inc.	Endocare, Inc.	1	1,000	Common

HealthTronics, Inc.	Advanced Medical Partners, Inc.	9	7,887	Common

HealthTronics, Inc.	SanuWave Health, Inc.	1277	138,782	Common

B. BONDS:

Issuer	Number	Face Amount	Coupon Rate	Maturity
None

C. GOVERNMENT SECURITIES:

Issuer	Number	Type	Face Amount	Coupon Rate	Maturity
None

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED):

Issuer	Description of Collateral	Percentage Ownership Interest
None.

EXHIBIT “D”

(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Delaware Secretary of State

Georgia – Office of the Clerk of Superior Court of Fulton County

Washington – Department of Licensing

EXHIBIT “E”

(See Definition of “Commercial Tort Claims”)

COMMERCIAL TORT CLAIMS

Case No. 3:10-cv-00904 MHP; Allmed Systems Inc. dba Lisa Laser USA, Inc. and Lisa Laser Products, OHG v. HealthTronics, Inc. and Does 1 through 20, Inclusive; In the United Stated District Court of the Northern District of California.

Allmed Systems, Inc. d/b/a Lisa Laser USA and Lisa Laser Products OHG sued HealthTronics for breach of contract, breach of implied covenant of good faith and fair dealing, fraud and deceit, negligent misrepresentation, intentional interference with prospective economic relationship/business advantage and violation of California’s unfair competition law. HealthTronics filed counterclaims against Allmed Systems, Inc. d/b/a Lisa Laser USA and Lisa Laser Products OHG for breach of contract, tortious interference with contract and violation of California’s unfair competition law seeking both injunctive relief and monetary damages. To date, none of the parties have disclosed the damages sought in connection with their respective claims.

EXHIBIT “F”

(See Section 3.7 of Security Agreement)

FEDERAL EMPLOYER IDENTIFICATION NUMBER;

STATE ORGANIZATION NUMBER; JURISDICTION OF INCORPORATION

GRANTOR	Federal Employer Identification Number	Type of Organization	State of Organization or Incorporation	State Organization Number
Endo Pharmaceuticals Holdings Inc.	13-4022871	Corporation	Delaware	2822597
Endo Pharmaceuticals Inc.	52-2035829	Corporation	Delaware	2726665
Endo Pharmaceuticals Solutions Inc.	04-3047911	Corporation	Delaware	2222581
Endo Pharmaceuticals Valera Inc.	13-4119931	Corporation	Delaware	3236297
HealthTronics, Inc.	55-2210668	Corporation	Georgia	K535640
Generics International (US), Inc.[3]	26-1166489	Corporation	Delaware	4415493
Penwest Pharmaceuticals Co.	91-1513032	Corporation	Washington	601 299 584

[3]	Pending closing of Qualitest acquisition pursuant to the SPA

EXHIBIT “G”

(See Section 3.10 of Security Agreement)

DEPOSIT ACCOUNTS

Grantor Name	Bank Name	Bank Address	Account #	Account Description
Endo Pharmaceuticals Inc	JP Morgan Chase	1 Chase Manhattan Plaza, New York, NY 10005	304260983	Operating Account
Endo Pharmaceuticals Inc	JP Morgan Chase	1 Chase Manhattan Plaza, New York, NY 10005	9102788347	Lockbox Account
Endo Pharmaceuticals Inc	JP Morgan Chase	1 Chase Manhattan Plaza, New York, NY 10005	601884075	AP Controlled Disbursement
Endo Pharmaceuticals Solutions Inc	JP Morgan Chase	1 Chase Manhattan Plaza, New York, NY 10005	747482362	Lockbox Account
Endo Pharmaceuticals Valera Inc	JP Morgan Chase	1 Chase Manhattan Plaza, New York, NY 10005	747482370	Lockbox Account
Endo Pharmaceuticals Inc	E-Trade	PO Box 1542 Merrifield, VA 22116	6768-3081	Deposit Acct for proceeds from exercised options
Endo Pharmaceuticals Inc	PNC	1600 Market Street Philadelphia, PA 19103	8602147831	Deposit Account
Endo Pharmaceuticals Holdings Inc	PNC	1600 Market Street Philadelphia, PA 19103	8606040441	Operating Account
Endo Pharmaceuticals Inc	Bank of Ireland - Onshore	300 First Stamford Place Stamford, CT 06902	2107936	Deposit Account
HealthTronics, Inc.	SunTrust Bank		1000023407371	Balance less than $50K
HealthTronics, Inc.	Citibank		30739586	Medical Claims
HealthTronics, Inc.	Citibank		38217707	ST Disability Claims
Penwest Pharmaceuticals Co.	Key Bank	66 South Pearl Street Albany, NY 12207	329681000116	Operating Account

Penwest Pharmaceuticals Co.	Key Bank	66 South Pearl Street Albany, NY 12207	190993200129	Disbursement Account
Penwest Pharmaceuticals Co.	JP Morgan Chase Bank, N.A.	106 Corporate Park Drive, Floor 2 White Plains, NY 10604	000000590002546	Payroll Account

SECURITIES ACCOUNTS

Grantor Name	Bank Name	Bank Address	Account #	Account Description
Endo Pharmaceuticals Inc.	UBS	One North Wacker Drive Suite 2500 Chicago, IL 60606	CP 06464 G2	Auction Rate Notes/Investment Account
Endo Pharmaceuticals Inc.	UBS	One North Wacker Drive Suite 2500 Chicago, IL 60606	CP 15257 G2	Investment Account
Endo Pharmaceuticals Inc.	Merrill Lynch	100 Jericho Quadrangle 2nd 242 Jericho NY, 11753	550-07T42	Auction Rate Notes
Endo Pharmaceuticals Inc.	Funds For Institutions	P.O. Box 8118 Boston, MA 02266-8118	263-3492962-3	Treasury Fund
Endo Pharmaceuticals Inc.	JP Morgan Asset Management	P.O. Box 8528 Boston, MA 02266-8528	91733	Money Market Funds
Endo Pharmaceuticals Solutions Inc.	JP Morgan Chase Bank	100 East Broad St. Columbus, OH 43271-0192	7400000600	Custody Account for 16% Notes and Interest
HealthTronics, Inc.	APS Financial		338213942	Holds 1,000 EDAP ADRs
Penwest Pharmaceuticals Co.	Capital Advisors Group	389 Passaic Avenue Suite 200 Fairfield, NJ 07004	DE1325	Investment Account
Penwest Pharmaceuticals Co.	Morgan Stanley	522 5th Avenue 10th Floor New York, NY 10036	PWM 32-78ME6	Investment Account